QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Genomic Health, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Genomic Health, Inc.
301 Penobscot Drive
Redwood City, California 94063
(650) 556-9300

April 26, 2012

Dear Stockholder:

        You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Genomic Health, Inc. The meeting will be held at 10:00 a.m., Pacific Time, on Thursday, June 7, 2012, at Seaport Center, 459 Seaport Court, Redwood City, California 94063.

        The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

        Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting by telephone or the Internet. Your shares cannot be voted unless you sign, date and return the enclosed proxy, vote by telephone or the Internet, or attend the Annual Meeting in person.

        We have also enclosed a copy of our 2011 Annual Report to Stockholders.

        We look forward to seeing you at the meeting.

Sincerely,

Kimberly J. Popovits President and Chief Executive Officer and Chairman of the Board

Genomic Health, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, June 7, 2012

To our Stockholders:

        Genomic Health, Inc. will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Thursday, June 7, 2012 at Seaport Center, 459 Seaport Court, Redwood City, California 94063.

        We are holding this Annual Meeting:

  •
  to elect eight directors to serve until the 2013 Annual Meeting or until their successors are duly elected and qualified;

  •
  to approve, on a non-binding advisory basis, the compensation of our named executive officers;

  •
  to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012; and

  •
  to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

        Stockholders of record at the close of business on April 16, 2012, are entitled to notice of and to vote at this meeting and any adjournment or postponement of the Annual Meeting.

        It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote promptly. Please review the instructions on page 2 of the attached Proxy Statement regarding your voting options.

By Order of the Board of Directors

G. Bradley Cole Chief Operating Officer and Secretary

Redwood City, California
April 26, 2012

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 7, 2012.

The Proxy Statement and Annual Report are available at
www.proxydocs.com/ghdx

Genomic Health, Inc.
301 Penobscot Drive
Redwood City, California 94063

PROXY STATEMENT

Information Concerning Voting and Solicitation

        This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of Genomic Health, Inc., a Delaware corporation ("we," "us," "our," "Genomic Health" or the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at Seaport Center, 459 Seaport Court, Redwood City, California 94063 on Thursday, June 7, 2012, at 10:00 a.m., Pacific Time, and any postponement or adjournment thereof (the "Annual Meeting").

        This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 26, 2012.

Questions and Answers About
the Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?

        Three proposals will be voted on at the Annual Meeting:

  •
  The election of directors;

  •
  A non-binding advisory vote on the compensation of our executive officers; and

  •
  The ratification of the appointment of the independent registered public accounting firm for 2012.

What are the Board's recommendations?

        Our board recommends that you vote:

  •
  "FOR" election of each of the nominated directors;

  •
  "FOR" approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

  •
  "FOR" ratification of the appointment of the independent registered public accounting firm for 2012.

Will there be any other items of business on the agenda?

        We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

        Stockholders of record at the close of business on April 16, 2012 (the "Record Date") may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company's common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        Stockholder of Record.    If your shares are registered directly in your name with Genomic Health's transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. The Proxy Statement, Annual Report and proxy card have been sent directly to you by Genomic Health.

        Beneficial Owner.    If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Proxy Statement and Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. If you hold shares beneficially in street name and do not vote your shares, your broker or nominee can vote your shares at its discretion only on Proposal 3 but not on any other matters. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

How do I vote?

  Stockholder of Record

        If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by telephone or vote by the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the postage-prepaid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote by telephone, follow the telephone voting instructions on the enclosed proxy card. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 6, 2012 to be counted.

  •
  To vote by the Internet, follow the Internet voting instructions on the enclosed proxy card. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 6, 2012 to be counted.

We provide Internet voting to allow you to vote online. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

  Beneficial Owner

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received voting instructions with these proxy materials from that organization rather than from us. Complete and mail the voting form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy.

Can I change my vote or revoke my proxy?

        You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or by the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

How are votes counted?

        In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For each of Proposals 2 and 3, you may vote "FOR" or "AGAINST" or "ABSTAIN." If you "ABSTAIN" as to Proposals 2 or 3, the abstention has the same effect as a vote "AGAINST." If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions and you are a stockholder of record, your shares will be voted in accordance with the recommendations of the board ("FOR" all of the nominees to the board, "FOR" the approval, on a non-binding advisory basis, of the compensation of our named executive officers and "FOR" ratification of the appointment of our independent registered public accounting firm) and in the discretion of the proxy holders on any other matters that properly come before the meeting. If you hold your shares in street name, please see the next section for important information regarding voting of your shares.

What vote is required to approve each item?

        In the election of directors, the eight persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected. Proposals 2 and 3 require the affirmative "FOR" vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In the event you do not vote, your broker will not be able to vote regarding the election of directors or on Proposal 2 and will only be able to vote on Proposal 3, ratification of the appointment of our independent registered public accounting firm. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Is cumulative voting permitted for the election of directors?

        Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

What constitutes a quorum?

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of common stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, there were 30,050,318 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are proxies solicited?

        Our employees, officers and directors may solicit proxies. We will bear the cost of soliciting proxies and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common stock.

IMPORTANT

        Please promptly vote by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope provided, or by telephone or the Internet, so that your shares can be voted.

 Proposal 1

Election of Directors

Directors and Nominees

        At the Annual Meeting, eight persons will be elected as members of your board of directors, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the board of directors has recommended, and the board of directors has designated, the eight persons listed below for election at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted "FOR" each of the nominees. Your board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated to fill the vacancy by your board of directors, taking into account the recommendations of the Nominating and Corporate Governance Committee.

        The names of the board of directors' nominees, their ages as of March 15, 2012 and certain biographical information about the nominees are set forth below.

Name	Age	Position with Company	Director Since
Kimberly J. Popovits	53	Chairman of the Board, President and Chief Executive Officer	2002
Randal W. Scott, Ph.D.	54	Chief Executive Officer, InVitae Corporation and Director	2000
Julian C. Baker	45	Lead Director	2001
Fred E. Cohen, M.D., D.Phil.	55	Director	2002
Samuel D. Colella	72	Director	2001
Ginger L. Graham	56	Director	2008
Randall S. Livingston	58	Director	2004
Woodrow A. Myers, Jr., M.D.	58	Director	2006

        Kimberly J. Popovits has served as our President and Chief Executive Officer since January 2009, and as Chairman of the Board since March 1, 2012. Prior to that, Ms. Popovits served as President and Chief Operating Officer from February 2002 to January 2009. From November 1987 to February 2002, Ms. Popovits served in various roles at Genentech, Inc., a biotechnology company, most recently serving as Senior Vice President, Marketing and Sales from February 2001 to February 2002, and as Vice President,

Sales from October 1994 to February 2001. Prior to joining Genentech, Ms. Popovits served as Division Manager, Southeast Region, for American Critical Care, a Division of American Hospital Supply, a supplier of healthcare products to hospitals. In addition, Ms. Popovits served as a director of Nuvelo, Inc. from July 2005 until its merger with ARCA biopharma, Inc. in January 2009. Ms. Popovits holds a B.A. in Business from Michigan State University.

        Randal W. Scott, Ph.D., has served as Chief Executive Officer of our wholly-owned subsidiary, InVitae Corporation, since March 1, 2012 and continues to serve as a member of our Board of Directors. Prior to that, Dr. Scott served as our Executive Chairman of the Board since January 2009, Chairman of the Board and Chief Executive Officer since our inception in August 2000 until December 2008, President from August 2000 until February 2002, Chief Financial Officer from December 2000 until April 2004, and Secretary from August 2000 until December 2000 and from May 2003 until February 2005. Dr. Scott was a founder of Incyte Corporation, a genomic information company, and served Incyte in various roles, including Chairman of the Board from August 2000 to December 2001, President from January 1997 to August 2000, and Chief Scientific Officer from March 1995 to August 2000. Dr. Scott holds a B.S. in Chemistry from Emporia State University and a Ph.D. in Biochemistry from the University of Kansas.

        Julian C. Baker is a Managing Partner of Baker Brothers Investments, which he and his brother, Felix Baker, Ph.D., founded in 2000. Mr. Baker's firm manages a family of long-term investment funds for major university endowments and foundations, which are focused on publicly traded life sciences companies. Mr. Baker's career as a fund-manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. Mr. Baker is also a director of Incyte Corporation. In addition, Mr. Baker served as a director of Neurogen Corporation from May 1999 until its acquisition in December 2009, a director of Theravance, Inc. from January 1999 to April 2007 and a director of Trimeris, Inc. from April 2004 until November 2011. Mr. Baker holds an A.B. in Social Studies from Harvard University.

        Fred E. Cohen, M.D., D.Phil. is a partner at TPG, a private equity firm he joined in 2001, and serves as co-head of TPG's biotechnology group. Dr. Cohen is also a Professor of Cellular and Molecular Pharmacology at the University of California, San Francisco, where he has taught since 1988. Dr. Cohen serves as a director of Aptalis Pharmaceuticals, Quintiles Transnational and a number of other privately held companies. Dr. Cohen holds a B.S. in Molecular Biophysics and Biochemistry from Yale University, a D.Phil. in Molecular Biophysics from Oxford University and an M.D. from Stanford University.

        Samuel D. Colella is a Managing Director of Versant Ventures, a healthcare and biotechnology venture capital firm he co-founded in 1999. Mr. Colella is also a general partner of Institutional Venture Partners, a venture capital firm he joined in 1984. Mr. Colella currently serves as the Chairman of the Board of Fluidigm Corporation and as a director of Alexza Pharmaceuticals, Inc., and a number of privately held technology and biotechnology companies. In addition, Mr. Colella served as a director of Thermage, Inc. from September 1997 to July 2007, as a director of Symyx Technologies, Inc. from August 1997 to June 2007, and as a director of Jazz Pharmaceuticals, Inc. from 2004 to January 2012. Mr. Colella holds a B.S. in Business and Engineering from the University of Pittsburgh and an M.B.A. from the Stanford Graduate School of Business.

        Ginger L. Graham has served as Faculty at Harvard Business School since October 2009 and as President and Chief Executive Officer of Two Trees Consulting, a healthcare and executive leadership consulting firm, since November 2007. Ms. Graham was Chief Executive Officer of Amylin Pharmaceuticals, Inc., a biopharmaceutical company, from September 2003 to March 2007, and served as Amylin's President from September 2003 to June 2006. From 1994 to 2003, Ms. Graham held various positions with Guidant Corporation, including Group Chairman, Office of the President, President of the Vascular Intervention Group, and Vice President. From 1979 to 1994, Ms. Graham held various positions with Eli Lilly and Company, including President and Chief Executive Officer of Advanced Cardiovascular

Systems, Inc. Ms. Graham currently serves as a director of Walgreen Co. and a number of privately held companies. In addition, Ms. Graham served as a director of Amylin Pharmaceuticals, Inc. from November 1995 to May 2009, and as a director of Millenium Pharmaceuticals, Inc. from February 2002 to January 2004. Ms. Graham holds a B.S. in Agricultural Economics from the University of Arkansas and an M.B.A. from Harvard University.

        Randall S. Livingston has served as Vice President for Business Affairs and Chief Financial Officer of Stanford University since 2001. Prior to 2001, Mr. Livingston spent 16 years working in Silicon Valley with several technology and life science companies as Chief Financial Officer and in various corporate development and marketing roles. Mr. Livingston currently serves as a director of eHealth, Inc. and Pacific Biosciences, Inc. Mr. Livingston holds a B.S. in Mechanical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

        Woodrow A. Myers, Jr., M.D. has served as Managing Director of Myers Ventures LLC, which concentrates on opportunities in healthcare and education, since December 2005. He was the Executive Vice President and Chief Medical Officer of WellPoint, Inc., a commercial health benefits company, from September 2000 to January 2005. Dr. Myers currently serves as a director of Express Scripts Holding Company and Liposcience, Inc., and serves as Chairman of the Board of the Mozambique Healthcare Consortium. In addition, Dr. Myers served as a director of ThermoGenesis Corp from June 2006 to December 2009, and as a director of CardioNet, Inc. from August 2007 to May 2009. Dr. Myers holds a B.S. in Biological Sciences from Stanford University, an M.D. from Harvard Medical School and an M.B.A. from the Stanford Graduate School of Business.

Vote Required

        The eight nominees for director receiving the highest number of affirmative votes will be elected as directors.

        Your board of directors recommends a vote FOR the election of the nominees set forth above as directors of Genomic Health.

Director Independence

        Our board of directors has determined that, except for Ms. Popovits and Dr. Scott, each individual who currently serves as a member of the board is, and each individual who served as a member of the board in 2011 was, an "independent director" within the meaning of Rule 5605 of The NASDAQ Stock Market. Ms. Popovits and Dr. Scott are not independent because they are employed by the Company. All of the nominees are members of the board standing for reelection as directors. For Messrs. Baker, Byers, Colella, and Livingston, Drs. Cohen and Myers and Ms. Graham, the board of directors considered their relationship and transactions with the Company as directors and securityholders of the Company.

Board Meetings

        Our board of directors held 13 meetings in 2011. Each director attended at least 75% of the aggregate number of meetings of the board of directors held during the period for which such director served on our board of directors and of the committees on which such director served. The independent directors meet in regularly scheduled executive sessions at in-person meetings of the board of directors without the participation of Ms. Popovits, Dr. Scott or the other members of management. We do not have a policy that requires the attendance of directors at the Annual Meeting. Two directors attended our 2011 annual meeting.

Committees of the Board of Directors

        Below is a description of each committee of the board of directors. The board of directors has determined that each director who serves on the Audit, Compensation, and Nominating and Corporate Governance Committees is "independent," as that term is defined by applicable listing standards of The NASDAQ Stock Market and rules of the Securities and Exchange Commission, or SEC, and has adopted written charters for these committees. These charters are available on the investor section of our website (www.genomichealth.com).

  Audit Committee

Number of Members:	3
Current Members:	Randall S. Livingston (Chair and Audit Committee Financial Expert) Fred E. Cohen, M.D., D.Phil. Ginger L. Graham
Number of Meetings in 2011:	6
Functions:

The Audit Committee provides assistance to the board of directors in fulfilling its oversight responsibilities relating to the Company's financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace the Company's independent registered public accounting firm; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent registered public accounting firm's relationship with the Company; and meet with the independent registered public accounting firm and management to discuss and review the Company's financial statements, internal control over financial reporting, and auditing, accounting and financial reporting processes.

  Compensation Committee

Number of Members:	3
Current Members:	Julian C. Baker (Chair) Samuel D. Colella Woodrow A. Myers, Jr., M.D.
Number of Meetings in 2011:	3

Functions:

The Compensation Committee's primary functions are to assist the board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations with respect to major compensation plans, policies and programs of the Company. Other specific duties and responsibilities of the Compensation Committee are to review and make recommendations for approval by the independent members of the board of directors regarding compensation of our Executive Chairman of the Board, our President and Chief Executive Officer and other executive officers, and administer our stock plans and other equity-based compensation plans.

The board of directors has established a Non-Management Stock Option Committee, the members of which are Kimberly J. Popovits, Randal W. Scott, Ph.D. and G. Bradley Cole. The Committee has been delegated the authority to make awards or grants under our Stock Incentive Plan (including shares, options, or restricted stock) to new employees, other than to any member of our board of directors, individuals designated by our board of directors as "Section 16 officers," and employees who hold the title of Vice President or above. This Committee may not make any awards or grants to any new employee that total more than 50,000 shares of common stock. In addition, in connection with the Company's annual compensation review, this Committee is authorized to grant and issue to employees who hold titles below the Vice President level restricted stock units, or RSUs, that total no more than 10,000 shares of common stock per employee.

  Nominating and Corporate Governance Committee

Number of Members:	3
Current Members:	Julian C. Baker (Chair) Samuel D. Colella Woodrow A. Myers, Jr., M.D.
Number of Meetings in 2011:	1
Functions:

The Nominating and Corporate Governance Committee's primary functions are to identify qualified individuals to become members of the board of directors, determine the composition of the board and its committees and monitor a process to assess board effectiveness. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to recommend nominees to fill vacancies on the board of directors, review and make recommendations to the board of directors with respect to candidates for director proposed by stockholders, and review on an annual basis the functioning and effectiveness of the board and its committees.

Director Nominations

        The board of directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance

Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board of directors for nomination or election.

        The board of directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to Genomic Health and the board of directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to carry out effectively their duties as directors. Although the Company has no formal diversity policy for board members, the board and the Nominating and Corporate Governance Committee consider diversity of backgrounds and experiences and other forms of diversity when selecting nominees. The Nominating and Corporate Governance Committee also believes that service as director of other public companies provides experience and perspective that may be useful to Genomic Health and the board of directors, and several of our directors have served as directors of other public companies. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the board of directors to meet the criteria for an "audit committee financial expert" as defined by rules of the SEC, and for a majority of the members of the board of directors to meet the definition of "independent director" under the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for key members of our management to participate as members of the board of directors.

        Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate's prior service as a director, and the needs of the board of directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the board of directors as a result of a resignation, an increase in the size of the board or other event, the Nominating and Corporate Governance Committee will consider various candidates for board membership, including those suggested by the committee members, by other board of directors members, by any executive search firm engaged by the committee or by stockholders. The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this Proxy Statement.

        A stockholder who wishes to suggest a prospective nominee for the board of directors should notify Genomic Health's Secretary or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate.

        In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Genomic Health's Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder's notice not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year's annual meeting; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year's annual meeting, we must have received the stockholder's notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 7th day following the earlier of the day on which notice of the annual meeting date was mailed or the day of the first public announcement of the annual meeting date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder's notice described above. Information required by the Bylaws to be in the notice includes the name and contact information for the candidate and the person making the nomination, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

        Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Director Qualifications

        Set forth below is a summary of the specific experience, qualifications, attributes or skills of the nominees for the board of directors that, in addition to the experience of those nominees described in their biographies above, led our Nominating and Corporate Governance Committee and board to conclude that the nominee should serve as a member of the board:

        Ms. Popovits' role as President and Chief Executive Officer of the Company gives her strong knowledge of the Company's strategy, markets, competitors and operations. She also brings significant experience in commercial operations, sales and marketing and experience as a public company director.

        Dr. Scott has significant leadership and senior management experience as the Company's former Chief Executive Officer and from prior senior management and board of director roles at Incyte Corporation. Dr. Scott also brings strategic planning insights as a result of his former role as Executive Chairman of Genomic Health and his current role as the Chief Executive Officer of the Company's genomics-focused subsidiary, InVitae Corporation, and substantial knowledge of the Company's current and potential markets.

        Mr. Baker is an experienced investor in many life sciences companies. Mr. Baker brings to the board significant strategic and financial expertise and leadership experience in the life sciences field as a result of his investments in and service as a director of other publicly and privately held life sciences companies.

        Dr. Cohen brings significant leadership experience in the medical and finance fields through his background as an M.D. and a venture capitalist. He has extensive technical expertise relevant to the Company's business and has served as an investor in and on the boards of numerous life sciences and healthcare companies.

        Mr. Colella brings significant leadership in the life sciences industry, having founded, invested in and served on the boards of numerous publicly and privately held life sciences and healthcare companies. He also brings extensive senior management experience in a broad array of diverse businesses.

        Ms. Graham has extensive experience in senior management roles in the life sciences and healthcare industries, including experience leading companies in drug, device and product development and commercialization. She also brings significant experience as a director of publicly and privately held life sciences companies.

        Mr. Livingston brings significant experience in financial matters and extensive experience in working with emerging growth companies in the life sciences, healthcare and technology industries. Mr. Livingston also has experience as a director of publicly and privately held companies, and his breadth and depth of financial experience position him well to serve as Chair of the Audit Committee.

        Dr. Myers brings extensive experience from senior management roles with healthcare payors and employers and in working with healthcare reimbursement issues. He also brings medical expertise and significant experience as a director of other publicly held life sciences and healthcare companies.

Board Leadership Structure and Role in Risk Oversight

        In 2012, the board of directors chose to combine the roles of chief executive officer and chairman of the board of directors, in connection with the appointment of Dr. Scott as the chief executive officer of our wholly owned subsidiary InVitae Corporation. The board believes that Ms. Popovits is the director best suited to identify strategic opportunities and focus the activities of the board due to her extensive understanding of our business. The board also believes that the combined role of chairman of the board and chief executive officer promotes the effective execution of strategic initiatives and facilitates the flow of information between management and the board. While the board believes it is important to retain the organizational flexibility to determine whether the roles of chairman of the board and chief executive officer should be separated or combined in one individual, or whether to elect an independent non-executive chairman, the board currently believes that the interests of the Company and its stockholders are better served with the chief executive officer serving both roles. The board believes that the appointment of a strong lead independent director and the use of regular executive sessions of the independent, non-management directors, along with the board's strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management. In connection with the appointment of Ms. Popovits to the additional role of chairman of the board, the board appointed Julian C. Baker as the board's lead independent director. The independent directors meet in an executive session after each regular board meeting, at which the independent directors have the opportunity to discuss management performance.

        Our board of directors is responsible for overseeing the overall risk management process at the Company. The responsibility for managing risk rests with executive management while the committees of the board and the board of directors as a whole participate in the oversight process. The board's risk oversight process builds upon management's risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance, and financial reporting and internal controls. The board considers strategic risks and opportunities and regularly receives reports from executive management regarding specific aspects of risk management.

Stockholder Communications with the Board of Directors

        If you wish to communicate with the board of directors, you may send your communication in writing to: Secretary, Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063. You must include your name and address in the written communication and indicate whether you are a stockholder of Genomic Health. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the board of directors based on the subject matter.

Certain Relationships and Related Transactions

        It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in our Code of Business Conduct and Ethics. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by the independent and disinterested members of our board of directors or an independent and disinterested committee of the board.

Director Compensation

        The following table sets forth cash amounts and the value of other compensation earned by our outside directors for their service in 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Total ($)
Julian C. Baker	45,000	—	96,271	141,271
Brook H. Byers(4)	15,000	—	—	15,000
Fred E. Cohen, M.D., D.Phil.	10,000	30,000	96,271	136,271
Samuel D. Colella	10,000	30,000	96,271	136,271
Ginger L. Graham	10,000	30,000	96,271	136,271
Randall S. Livingston	55,000	—	96,271	151,271
Woodrow A. Myers, Jr., M.D.	10,000	30,000	96,271	136,271

(1)
Value of restricted stock awards issued at the election of the director in lieu of some or all of his or her annual retainer, other than retainers related to serving as a committee chair.

(2)
Represents the aggregate fair value of options to purchase our common stock computed as of the grant date of each option in accordance with the Financial Accounting Standards Board Accounting Standard Codification Topic 718, Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. See Note 9 of Notes to our Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2011 for the assumptions made in determining these values. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718. In 2011, each outside director who continued to serve as a director following our 2011 annual meeting received an option to purchase 8,250 shares of our common stock.

(3)
The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding at December 31, 2011:

Name	Number of Shares
Julian C. Baker	49,500
Brook H. Byers	—
Fred E. Cohen, M.D., D.Phil.	49,500
Samuel D. Colella	49,500
Ginger L. Graham	41,250
Randall S. Livingston	60,837
Woodrow A. Myers, Jr., M.D.	57,750
(4)
Mr. Byers retired from our board of directors effective as of June 9, 2011.

        Directors who are our employees do not receive any fees for their service on our board of directors. During 2011, Dr. Scott and Ms. Popovits were our only employee directors.

        For 2011, our outside directors received an annual retainer of $40,000. Mr. Livingston, as chairman of our Audit Committee, received an annual retainer of $55,000 and Mr. Byers and Mr. Baker, as the former and current chairman of our Compensation Committee during 2011, each received a prorated annual retainer of $50,000. We also provide reimbursement to our outside directors for reasonable expenses in connection with attendance at board of director and committee meetings.

        Beginning in 2011, outside directors were given the option to elect to receive some or all of their retainers (other than retainers for serving as committee chair) in the form of restricted stock that vests immediately when the associated quarterly retainer amount is paid.

        In addition to compensation for services as a member of the board, outside directors also are eligible to receive nondiscretionary, automatic grants of stock options under our 2005 Stock Incentive Plan. An outside director who joins our board is automatically granted an initial option to purchase 16,500 shares upon first becoming a member of our board of directors. The initial option vests and becomes exercisable over four years, with the first 25% of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. On the first business day following each regularly scheduled annual meeting of stockholders, each outside director is automatically granted a nonstatutory option to purchase 8,250 shares of our common stock, provided the director has served on our board of directors for at least six months. These options vest and become exercisable on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The options granted to outside directors under our 2005 Stock Incentive Plan have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, a term of 10 years, and become fully vested in the event of a change in control. At December 31, 2011, options granted to outside directors with respect to an aggregate of 338,250 shares automatically accelerate upon a change of control.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

        We believe that compensation of our executive officers should:

  •
  encourage creation of stockholder value and achievement of strategic corporate objectives;

  •
  attract and retain qualified, skilled and dedicated executives on a long-term basis;

  •
  reward past performance and provide incentives for future performance; and

  •
  provide fair compensation consistent with our internal compensation programs.

        Our philosophy is to align the interests of our stockholders and management by linking compensation with our annual and long-term corporate and financial objectives, including through equity ownership by management. In order to attract and retain qualified personnel, we strive to offer a total compensation package competitive with select companies in the life sciences industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. Our compensation philosophy with respect to our executive officers has and continues to focus more on the use of equity-based compensation rather than cash-based compensation, although in order to recruit and retain qualified, skilled and dedicated executives, we expect to use cash-based compensation to a greater degree than we have in the past.

Implementing Our Objectives

        The Compensation Committee of our board of directors administers and interprets our executive compensation and benefits policies, including our stock option plan, and reviews and makes recommendations to the independent members of the board of directors with respect to major compensation plans, policies and programs. For 2011 compensation, the Compensation Committee evaluated the performance of Randal W. Scott, our Executive Chairman of the Board in 2011, and Kimberly J. Popovits, our President and Chief Executive Officer, or CEO, in 2011. The Compensation Committee made recommendations to the independent members of the board regarding Dr. Scott's and Ms. Popovits's compensation in light of the goals and objectives of our compensation program.

Ms. Popovits and the Compensation Committee together assessed the performance of our executive officers, other than Dr. Scott and Ms. Popovits, and other members of our management committee, based on initial recommendations from Ms. Popovits. This assessment took into account the Company's financial results, its progress towards its strategic goals and compensation levels of peer companies. The Committee's recommendations were then submitted to the independent members of the board for their consideration and approval.

        The Compensation Committee and the independent members of our board of directors have a broad range of experience relating to executive compensation matters for similarly situated companies. In setting the level of cash and equity compensation for our executive officers, the Compensation Committee and the independent members of our board consider various factors, including the performance of the Company and the individual executive during the year, the uniqueness and relative importance of the executive's skill set to the Company, the executive's historical cash and equity compensation levels, the executive's expected future contributions to the Company, the percentage of vested versus unvested options held by the executive, the level of the executive's stock ownership and the Company's compensation philosophy for all employees.

        Market Reference Data.    While the Compensation Committee did not use market benchmarks to determine its recommendations for executive compensation for 2011, the Committee reviewed market reference data to evaluate the competitiveness of our executive officers' compensation and to determine whether the total compensation paid to each of our named executive officers was reasonable in the aggregate. However, the Compensation Committee did not limit its decision to or target any particular range or level of total compensation paid to executive officers at these companies. In connection with its analysis, the Committee reviewed information prepared by Compensia Inc., an independent executive compensation consultant, comparing the compensation for members of our management committee, which includes our executive officers, with data from the Radford Global Life Sciences Compensation Survey with respect to companies with revenues between $70 million and $400 million and with 150 to 499 employees and data from SEC filings for a peer group comprised of the following 21 diagnostics, medical device and biotechnology companies:

Abaxis	Clarient	Meridian Biosciences
ABIOMED	Cyberonics	Myriad Genetics
Affymetrix	Gen-Probe	Natus Medical
AngioDynamics	Genoptix	Osiris Therapeutics
Bio-Reference Laboratories	Immucor	Quidel
Celera	IRIS International	Sequenom
Cepheid	Luminex	Volcano

        The analysis indicated that 2010 base salary for members of our management committee other than our CEO approximated the 65th percentile, while base salary for our CEO was below the 25th percentile. The analysis also indicated that target total cash compensation (salary plus potential bonus) for members of our management committee other than our CEO was approximated the 50th percentile, while the target total cash compensation for our CEO was below the 25th percentile. According to the analysis, target total direct compensation approximated the 60th percentile for members of our management committee other than our CEO, and target total direct compensation for our CEO approximated the 50th percentile. For purposes of this analysis, target total direct compensation equaled target total cash compensation plus the Black-Scholes value of options awarded in February 2010. With respect to equity awards, the analysis indicated that, while positioning varied by individual, on average, the annual equity grant values of stock options granted to members of our management committee approximated the median.

        Equity Grant Practices.    The Compensation Committee administers our stock incentive plan for executive officers, employees, consultants and outside directors, under which it grants RSUs and options to purchase our common stock. Options are granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant. RSUs are granted at the fair market value of our common stock on the date of grant. In both instances, fair market value is the closing price of our common stock on the date of grant. We do not coordinate the timing of equity award grants with the release of financial results or other material announcements by the Company; our annual equity grants are made at regularly scheduled board and Compensation Committee meetings.

        Historically, each executive officer has been initially granted an option when he or she began working for the Company. The amount of the grant was based on his or her position with the Company, relevant prior experience and market conditions. These initial grants generally vest over four years and no shares vest before the one-year anniversary of the option grant. We spread the vesting of our options over four years to compensate executives for their contribution over a period of time and to provide an incentive to focus on our longer term goals. As discussed below, we expect that future initial awards will be comprised of a combination of stock options and RSUs.

        In 2011, the Compensation Committee revised the Company's equity incentive guidelines. Under the revised guidelines, most employees would receive grants of RSUs in lieu of stock options. Employees with titles of vice president and above are eligible to receive stock options and RSUs. The target percentages of equity grant value for employees with titles of vice president and above other than our executive officers are 50% stock options and 50% RSUs, and the target percentages for our executive officers are 75% stock options and 25% RSUs. The RSUs generally vest in three equal annual installments. In the future, the Compensation Committee, with the concurrence of the independent members of our board of directors, may consider awarding additional or alternative forms of equity incentives, such as grants of restricted stock and other performance-based awards.

        Employee Stock Purchase Plan.    The Company adopted an Employee Stock Purchase Plan in 2011. Executive officers are eligible to purchase shares of our common stock at a discount to market price on the same terms as made available to all eligible employees.

        Miscellaneous.    We do not enter into employment or severance contracts with our executive officers as we do not believe these types of arrangements facilitate our compensation goals and objectives. In 2011, we made up to a $1,000 matching 401(k) plan contribution for all eligible employees and executive officers, and we expect to make the same matching contribution in 2012.

        Tax Deductibility of Compensation.    We generally intend to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) places a limit of $1,000,000 on the amount of compensation we may deduct in any one year with respect to our CEO and each of the next three most highly compensated executive officers other than our Chief Financial Officer. None of the non-exempt compensation we paid to any of our executive officers for 2011 as calculated for purposes of section 162(m) exceeded the $1,000,000 limit.

        Stock Ownership Guidelines.    We do not have a stock ownership or stock retention policy that requires executive officers to own stock in Genomic Health or retain shares of common stock underlying options they exercise.

Elements of Executive Compensation

        Our compensation structure for executive officers consists of a combination of base salary, bonus and equity-based compensation. Because of our current culture, we do not have programs providing for personal benefit perquisites to officers. The Compensation Committee makes recommendations with respect to executive officer compensation, with compensation other than grants under our stock incentive plan to be approved by the independent members of our board of directors.

        Base Salary.    The Compensation Committee reviews base salaries for executive officers on an annual basis, adjusting salaries based on individual and Company performance and other factors discussed below.

The Compensation Committee and independent members of our board of directors will consider market adjustments to base salaries for our executives, which may be implemented over time and will depend on the Company's operating results. In January 2011, based on the recommendation of the Compensation Committee, the independent members of our board of directors approved salary increases for our named executive officers ranging from 4.1% to 20.7%, including an increase of 5.4% for Ms. Popovits and an increase of 20.7% for Dr. Scott. In approving her salary increase, it was noted that Ms. Popovits' target total cash compensation was below the 50th percentile based on the Compensia analysis and that her target total direct compensation, consisting of target total cash compensation plus annual equity value, approximated the 50% percentile.

        In February 2012, the Compensation Committee, after initial determination by the independent members of our board of directors, approved salary increases for our named executive officers ranging from 5.3% to 22.4%, including an increase of 22.4% in the annual base salary for Ms. Popovits from $490,000 to $600,000. The increase in Ms. Popovits' base salary was to bring her base salary closer to the 65th percentile based on a December 2011 Compensia analysis and in line with percentile levels of the other executive officers. These salary increases were effective as of February 1, 2012. For both years, salary amounts were established after considering job performance and responsibilities, internal pay alignment and marketplace competitiveness, among other things.

        Annual Bonus.    We have a bonus pool for our employees that is tied to corporate and operational goals. Prior to 2007, we had not paid cash bonuses to our executive officers. Since 2007, our executive officers have been eligible to participate in our cash bonus program. The Compensation Committee and the independent members of our board of directors have expressed an intention to better align total target cash compensation with market and increase the emphasis on pay for performance and, accordingly, the size of the target bonus pool for members of our management committee, including our executive officers, was increased to 25% of his or her base salary for the 2011 fiscal year. The potential for actual awards under the plan could either exceed or be less than the funding target depending on corporate and individual performance. Corporate performance objectives are established and measured for each half of 2011, with the results averaged to determine the funding pool for members of our management committee, including our executive officers.

        For 2011, the eligible bonus pool for all employees other than members of our management committee was 20% of those employees' total base salary for vice presidents who were not management committee members, 15% of those employees' total base salary for directors and 10% of those employees' total base salary for all other employees, but there were no preset limitations on minimum or maximum bonus amounts for any employee. The corporate performance objectives for the bonus pool for our non-executive employees were approved by the Compensation Committee and our board of directors for the first half and second half of the year.

        While bonuses for non-executive employees were based in part on achievement of corporate goals established by our executive officers and board of directors, bonuses for executive officers were determined by the Compensation Committee and independent members of our board of directors at the time of their annual compensation review based on their assessment of corporate and individual achievements. For 2011, the Committee determined to award bonuses to each executive officer that approximated 22.4% of his or her annual base salary, based on the average first and second half goal achievement levels. This percentage was arrived at by multiplying the average first and second half goal achievement level of 89.6% by the 25% target bonus percentage. The Committee and the independent members of our board of directors believed the executive team should be treated equally because corporate accomplishments were judged largely based on team performance and performance within their respective domains was relatively level among executive team members.

        The corporate performance objectives for members of our management committee, while being the same as many of the objectives applicable to the remainder of our employees, had different percentages attached to the objectives to reflect the different emphasis on incentives to be applied to the management committee.

        The corporate bonus objectives for our management committee for the first half of 2011 were achieved at the 84.4% level. In order to fund the first half bonus pool at 100% of the achievement level (in this case, 84.4%), our product revenue had to equal or exceed a threshold of $93.5 million in the first half of 2011; this threshold was exceeded. The first half bonus objectives were achieved as follows: financial and business performance objectives, including achievement of specified product revenue (target of 15% at $98.6 million with a maximum of 18% at $103.5 million), profit-related (target of 5% if profit for each quarter in the first half is achieved), and product adoption metrics, with an aggregate target of 50%, were achieved at the 42.4% level; objectives related to pipeline development, with a target of 30%, were achieved at the 22.4% level; objectives related our research and genomic technology activities, with a target of 10%, were achieved at the 9.3% level; infrastructure development objectives, with a target of 5%, were achieved at the 4% level and personnel development objectives, with a target of 5%, were achieved at the 6.3% level.

        The corporate bonus objectives for our management committee for the second half of 2011 were achieved at the 94.8% level, and the product revenue threshold of $100 million for funding the second half bonus pool at 100% was achieved. The second half objectives were achieved as follows: financial and business performance objectives, including achievement of specified product revenue (target of 15% at $104 million with maximum of 18% at $109 million), and product related metrics, with an aggregate target of 55%, were achieved at the 56% level; objectives related to pipeline development, with a target of 25%, were achieved at the 22.4% level; objectives related to genomic technology and biology, with a target of 10%, were achieved at the 9% level; objectives related to infrastructure development, with a target of 5%, were achieved at the 2.5% level; and personnel development objectives were achieved at the 5% target level. Other than as noted, specific corporate bonus objectives are not disclosed because we consider the information to be confidential and believe it would be competitively harmful if disclosed.

        As with prior years, bonuses for executive officers for 2012 performance will be determined by the Compensation Committee and independent members of our board of directors at the time of their annual compensation review based on their assessment of corporate and individual achievements. As discussed above, to better align total target cash compensation with market and increase the emphasis on pay for performance, the 2012 funding targets have been increased for each member of our management committee and range from 30% to 50% of his or her annual base salary for 2012. Funding targets for each of our executive officers are the following percentages of his or her annual base salary: Ms. Popovits—50%; Dr. Scott, Mr. Cole, Dr. Shak and Mr. Schorno—40%; and Dr. Baker—35%. Actual awards under the plan may either exceed or be less than the funding targets depending upon corporate and individual performance. Corporate performance objectives for the management committee will be established and measured for each half of 2012, with the results averaged to determine the funding pool. The corporate performance objectives for members of our management committee, while being the same as many of the objectives applicable to the remainder of our employees, will have different percentages attached to the objectives to reflect the different emphasis on incentives to be applied to the management committee. Management committee corporate objectives for the first half of 2012 include financial and business performance objectives, representing 46% of the overall first half objectives, pipeline progress objectives, representing 27% of the overall first half objectives, research (genomic technology and biology) related objectives, representing 12% of the overall first half objectives, infrastructure development objectives, representing 10% of the overall first half objectives, and personnel development objectives, representing 5% of the overall first half objectives. Minimum and target achievement levels are defined for certain of the financial and business performance objectives, and for certain objectives overachievement or achievement of additional objectives enable the addition of a fixed number of bonus percentage points for such objectives.

        Equity-Based Compensation.    We believe that providing executive officers who have responsibility for our management and growth with an opportunity to increase their stock ownership aligns the interests of the executive officers with those of our stockholders. Accordingly, the Compensation Committee considers stock option and RSU grants to be an important aspect in compensating and providing incentives to management. The Compensation Committee sets annual grants as part of its and the independent members of the board's annual compensation review process. The Compensation Committee determined the number of shares underlying each stock option or RSU grant based upon the executive officer's and the Company's performance, the executive officer's role and responsibilities, the executive officer's base salary, comparison with comparable awards to individuals in similar positions in our industry using the survey data described above and previously determined stock grant guidelines for all employees.

        In January 2011, the Compensation Committee approved grants of stock options and RSUs to our executive officers in connection with the evaluation of our executive officers' 2010 performance by the Compensation Committee and the independent members of our board. Option grants ranging from 33,000 to 60,000 shares were made to our executive officers other than Ms. Popovits, and a grant of an option to purchase 90,000 shares of our common stock was made to Ms. Popovits. The Compensation Committee also granted our executive officers other than Ms. Popovits RSUs to acquire between 3,900 and 6,700 shares of our common stock, and granted 10,000 RSUs to Ms. Popovits. The grants were intended to reflect the factors discussed above. In addition, the Compensation Committee desired to increase the total target direct compensation for Ms. Popovits to a level closer to the 50th percentile of the market reference data, as Ms. Popovits does not hold as significant an equity stake in our company as does her predecessor, Dr. Scott.

        Other Compensation.    All of our full-time employees, including our executive officers, may participate in our health programs, such as medical, dental and vision care coverage, and our 401(k) and life and disability insurance programs.

Compensation Committee Report

        The following report of the Compensation Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or to be incorporated by reference into any other filing by Genomic Health under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under those Acts.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee
Julian C. Baker Samuel D. Colella Woodrow A. Myers, Jr., M.D.

Named Executive Officers

        The tables that follow provide compensation information for our named executive officers, including Kimberly J. Popovits, President and Chief Executive Officer, Dean L. Schorno, who has served as our Chief Financial Officer since January 3, 2011, G. Bradley Cole, our Chief Operating Officer who also served as our Chief Financial Officer until January 3, 2011, and our three most highly compensated executive officers who were serving as executive officers at the end of 2011, which were Steven Shak, Joffre B. Baker and Randal W. Scott.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Kimberly J. Popovits	2011	490,000	229,800	1,004,005	109,800	1,833,605
President and Chief Executive Officer	2010	465,000	—	1,111,530	28,400	1,604,930
	2009	420,000	—	—	38,585	458,585

Dean L. Schorno(3)	2011	310,000	89,622	368,135	69,400	837,157
Chief Financial Officer

G. Bradley Cole(4)	2011	425,000	155,115	669,336	95,200	1,344,651
Chief Operating Officer, Chief Financial	2010	380,000	—	578,340	23,200	981,540
Officer and Secretary	2009	360,000	—	—	32,620	392,620

Steven Shak, M.D.	2011	410,000	103,410	446,224	91,800	1,051,434
Chief Medical Officer	2010	380,000	—	489,360	23,200	892,560
	2009	380,000	—	—	32,620	412,620

Joffre B. Baker, Ph.D.	2011	380,000	103,410	446,224	85,100	1,014,734
Chief Scientific Officer	2010	365,000	—	489,360	22,300	876,660
	2009	365,000	—	—	31,585	396,585

Randal W. Scott, Ph.D.(5)	2011	350,000	103,410	446,224	78,400	978,034
Executive Chairman of the Board	2010	290,000	—	355,690	17,700	663,390
	2009	290,000	—	—	26,310	316,310

(1)
Represents the aggregate fair value of stock and option awards computed as of the grant date of each RSU or option in accordance with the FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. There can be no assurance that options will be exercised (in which case no value will be realized by the individual), that the value on exercise of options will approximate the compensation expense we recognized, or that the price of our common stock when RSUs vest will equal or exceed the price of our common stock on the date of the applicable RSU award.

(2)
Represents bonuses paid pursuant to our cash bonus plan for each of the years 2011, 2010 and 2009. These amounts are not reported in a separately identified bonus column because payments are tied to achievement of corporate bonus goals.

(3)
Mr. Schorno became our Chief Financial Officer on January 3, 2011.

(4)
Mr. Cole ceased to serve as our Chief Financial Officer on January 3, 2011.

(5)
Dr. Scott became the Chief Executive Officer of our wholly-owned subsidiary, InVitae Corporation, effective March 1, 2012.

Grants of Plan-based Awards—2011

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards: ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kimberly J. Popovits	1/27/11	—	—	—	10,000	90,000	22.98	1,233,805
	—	0	122,500	153,125	—	—	—	—

Dean L. Schorno	1/27/11	—	—	—	3,900	33,000	22.98	457,757
	—	0	77,500	96,875	—	—	—	—

G. Bradley Cole	1/27/11	—	—	—	6,750	60,000	22.98	824,451
	—	0	106,250	132,813	—	—	—	—

Steven Shak, M.D.	1/27/11	—	—	—	4,500	40,000	22.98	549,634
	—	0	102,500	128,125	—	—	—	—

Joffre B. Baker, Ph.D.	1/27/11	—	—	—	4,500	40,000	22.98	549,634
	—	0	95,000	118,750	—	—	—	—

Randal W. Scott, Ph.D.	1/27/11	—	—	—	4,500	40,000	22.98	549,634
	—	0	87,500	109,375	—	—	—	—

(1)
The maximum represents the potential payout if certain pre-established performance objectives are exceeded. The potential for actual awards under the plan could either exceed or be less than the funding target. Amounts are not guaranteed and are determined at the discretion of the independent members of the board of directors, which may consider an individual's performance during the period. For additional information, please refer to "Compensation Discussion and Analysis." Actual 2011 bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
RSUs vest over a three year period with one third of the shares vesting on each of February 15, 2012, 2013 and 2014.

(3)
Options vest over a four year period, becoming exercisable as to 25% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 36 months. The options have a term of ten years, subject to earlier termination in specified events related to termination of employment.

(4)
Represents the aggregate fair value of stock and option awards computed as of the grant date of each RSU or option award in accordance with the FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. There can be no assurance that options will be exercised (in which case no value will be realized by the individual), that the value on exercise of options will approximate the compensation expense we recognized, or that the price of our common stock when RSUs vest will equal or exceed the price of our common stock on the date of the applicable RSU award.

Outstanding Equity Awards at Fiscal Year-End—2011

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Kimberly J. Popovits	12/02/04	24,267	—	2.88	12/02/14	—	—
	12/01/05	23,347	—	9.39	12/01/15	—	—
	11/30/06	40,000	—	18.89	11/30/16	—	—
	12/06/07	30,000	—	23.31	12/06/17	—	—
	12/04/08	45,000	15,000	17.33	12/04/18	—	—
	02/18/10	31,250	93,750	17.18	02/18/20	—	—
	01/27/11	—	90,000	22.98	01/27/21	10,000	229,800

Dean L. Schorno	12/01/05	11,625	—	9.39	12/01/15	—	—
	11/30/06	18,000	—	18.89	11/30/16	—	—
	12/06/07	13,000	—	23.31	12/06/17	—	—
	12/04/08	10,500	3,500	17.33	12/04/18	—	—
	02/18/10	6,250	18,750	17.18	02/18/20	—	—
	01/27/11	—	33,000	22.98	01/27/21	3,900	89,622

G. Bradley Cole	07/06/04	57,868	—	1.33	07/06/14	—	—
	12/02/04	17,337	—	2.88	12/02/14	—	—
	12/01/05	50,000	—	9.39	12/01/15	—	—
	11/30/06	40,000	—	18.89	11/30/16	—	—
	12/06/07	30,000	—	23.31	12/06/17	—	—
	12/04/08	37,500	12,500	17.33	12/04/18	—	—
	02/18/10	16,250	48,750	17.18	02/18/20	—	—
	01/27/11	—	60,000	22.98	01/27/21	6,750	155,115

Steven Shak, M.D.	12/02/04	69,348	—	2.88	12/02/14	—	—
	12/01/05	50,000	—	9.39	12/01/15	—	—
	11/30/06	40,000	—	18.89	11/30/16	—	—
	12/06/07	30,000	—	23.31	12/06/17	—	—
	12/04/08	30,000	10,000	17.33	12/04/18	—	—
	02/18/10	13,750	41,250	17.18	02/18/20	—	—
	01/27/11	—	40,000	22.98	01/27/21	4,500	103,410

Joffre B. Baker, Ph.D.	12/02/04	69,348	—	2.88	12/02/14	—	—
	12/01/05	50,000	—	9.39	12/01/15	—	—
	11/30/06	40,000	—	18.89	11/30/16	—	—
	12/06/07	30,000	—	23.31	12/06/17	—	—
	12/04/08	30,000	10,000	17.33	12/04/18	—	—
	02/18/10	13,750	41,250	17.18	02/18/20	—	—
	01/27/11	—	40,000	22.98	01/27/21	4,500	103,410

Randal W. Scott, Ph.D.	11/30/06	40,000	—	18.89	11/30/16	—	—
	12/06/07	30,000	—	23.31	12/06/17	—	—
	12/04/08	30,000	10,000	17.33	12/04/18	—	—
	02/18/10	10,000	30,000	17.18	02/18/20	—	—
	01/27/11	—	—	22.98	01/27/21	4,500	103,410

(1)
Options vest over a four year period, becoming exercisable as to 25% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 36 months.

(2)
For all grants, the option exercise price is equal to the fair market value of our common stock on the date of grant.

(3)
All of the options have a term of ten years, subject to earlier termination in specified events related to termination of employment.

(4)
RSUs awarded January 27, 2011, of which 1/3 of the shares vest on each of February 15, 2013 and 2014, and the remaining 1/3 of the shares vested on February 15, 2012.

Option Exercises—2011

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Kimberly J. Popovits	32,000	490,308
Dean L. Schorno	1,276	23,218
G. Bradley Cole	40,000	958,400
Steven Shak, M.D.	50,000	758,050
Joffre B. Baker, Ph.D.	—	—
Randal W. Scott, Ph.D.	—	—

(1)
Value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the individual.

Compensation Risk Assessment

        In connection with its review of employee compensation and the compensation process, the Company has concluded that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information

        The following table provides information about our common stock that may be issued upon the exercise of options and RSUs under all of our existing equity compensation plans as of December 31, 2011, including the 2005 Stock Incentive Plan, or 2005 Plan, and the 2001 Stock Incentive Plan, or 2001 Plan, and the Employee Stock Purchase Plan, or ESPP.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,026,961	$18.47	3,047,006	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	5,026,961	$18.47	3,047,006

(1)
Includes 3,047,006 shares available for issuance under the 2005 Plan and shares available for issuance under the ESPP. The 2001 Plan was terminated upon completion of our initial public offering in October 2005. No shares of common stock are available under the 2001 Plan other than to satisfy exercises of stock options granted under the 2001 Plan prior to its termination.

 Security Ownership of
Certain Beneficial Owners and Management

        The following table sets forth certain information as of April 16, 2012 as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the summary compensation table, (3) each of our directors and (4) all of our directors and executive officers as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

        In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after April 16, 2012, the record date for the Annual Meeting. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Entities Affiliated with Baker Brothers Advisors(2)	10,525,740	35.3%
Entities Affiliated with FMR LLC(3)	2,390,844	8.0%
Directors and Named Executive Officers:
Julian C. Baker(2)	10,525,740	35.3%
Fred E. Cohen, M.D., D.Phil.(4)	106,321	*
Samuel D. Colella(5)	1,315,043	4.4%
Ginger L. Graham(6)	41,144	*
Randall S. Livingston(7)	64,995	*
Woodrow A. Myers, Jr., M.D.(8)	59,687	*
Joffre B. Baker, Ph.D.(9)	498,920	1.7%
G. Bradley Cole(10)	287,824	1.0%
Kimberly J. Popovits(11)	557,690	1.9%
Randal W. Scott, Ph.D.(12)	1,424,947	4.8%
Dean L. Schorno(13)	97,841	*
Steven Shak, M.D.(14)	592,767	2.0%
All directors and executive officers as a group (12 persons)(15)	15,567,919	49.7%

*
Represents beneficial ownership of less than 1%.

(1)
Unless otherwise stated, the address of each beneficial owner listed on the table is c/o Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063.

(2)
According to Amendment No. 14 to Schedule 13D filed jointly on March 5, 2012, Julian C. Baker and Felix J. Baker share voting and dispositive power with respect to 10,476,240 shares of the Company's common stock, including 173,897 shares owned by Baker Bros. Investments, L.P., 194,161 shares owned by Baker/Tisch Investments, L.P., 13,238 shares owned by Baker Bros. Investments II, L.P., 8,213,837 shares owned by Baker Brothers Life Sciences, L.P., 226,741 shares owned by 14159, L.P., 1,480,469 shares owned by 667, L.P., each, a limited partnership with respect to which Julian C. Baker and Felix J. Baker own the entities that have the power to control the investment decisions of each such limited partnership, and 173,897 shares owned by FBB Associates, a general partnership of which Julian C. Baker and Felix J. Baker are the sole partners. Also includes options to purchase 49,500 shares of common stock that are exercisable by Julian C. Baker within 60 days of April 16, 2012, as to which Julian C. Baker had sole voting and dispositive power. The principal address for entities affiliated with Baker Brothers Advisors is 677 Madison Avenue, New York, New York 10065. Mr. Baker disclaims beneficial ownership of the shares held by the entities affiliated with Baker Brothers Advisors except to the extent of his pecuniary interest therein.

(3)
According to Amendment No. 1 to Schedule 13G filed jointly on February 14, 2012 by FMR LLC and Edward C. Johnson 3rd, Fidelity Management & Research Company ("Fidelity"), a registered investment advisor and wholly-owned subsidiary of FMR LLC, is the beneficial owner of 2,390,844 shares of the Company's common stock. Each of FMR LLC and Edward C. Johnson 3rd, Chairman of FMR LLC, through its control of Fidelity, and the Fidelity funds, has sole power to dispose or direct the disposition of these shares. Neither FMR LLC or Edward C. Johnson 3rd has sole power to vote or direct the voting of these shares, which power resides with Fidelity's Boards of Trustees. The principal address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)
Includes options to purchase 49,500 shares of common stock that are exercisable within 60 days of April 16, 2012 and 6,068 shares held in a family trust, of which Dr. Cohen is a trustee.

(5)
Includes options to purchase 49,500 shares of common stock that are exercisable by Mr. Colella within 60 days of April 16, 2012. Also includes 8,726 shares held by the Colella Family Partners LP and 17,757 shares held by the Colella Family Trust. Mr. Colella is the General Partner of Colella Partners and disclaims beneficial ownership of such shares held by Colella Partners, except to the extent of his proportionate pecuniary interest therein, if any. Mr. Colella is a trustee and beneficiary of the Colella Family Trust. According to Amendment No. 3 to Schedule 13G filed jointly on February 10, 2012 by Versant Venture Capital I, L.P., Versant Side Fund I, L.P., Versant Affiliates Fund I-A, L.P., Versant Affiliates Fund I-B, L.P., Versant Ventures I, LLC, Brian G. Atwood, Samuel D. Colella, Ross A. Jaffe, William J. Link, Donald B. Milder, Barbara N. Lubash and Rebecca B. Robertson (together, the "Versant Entities") and information provided by the Versant Entities, Versant Venture Capital I, L.P. has shared power to vote and dispose of or direct the disposition of 1,082,174 shares, Versant Side Fund I, L.P. has shared power to vote and dispose of or direct the disposition of 20,838 shares, Versant Affiliates Fund I-A, L.P. has shared power to vote and dispose of or direct the disposition of 19,358 shares, and Versant Affiliates Fund I-B, L.P. has shared power to vote and dispose of or direct the disposition of 37,552 shares. Versant Ventures I, LLC is the general partner of Versant Venture Capital I, L.P., Versant Side Fund I, L.P., Versant Affiliates Fund I-A, L.P. and Versant Affiliates Fund I-B, L.P (the "Funds"). Brian G. Atwood, Samuel D. Colella, Ross A. Jaffe, William J. Link, Donald B. Milder, Barbara N. Lubash and Rebecca B. Robertson, as directors and/or members of Versant Ventures I, LLC, have shared power to vote and dispose of or direct the disposition of 1,159,922 shares of the Company's common stock. Also includes an aggregate of 101,973 shares of the Company's common stock for which the following directors and/or members of Versant Ventures I, LLC have the power to vote and dispose of or direct the disposition: Brian G. Atwood, 32,010 shares; Samuel D. Colella, 1,218 shares; Ross A. Jaffe, M.D., 16,377 shares; Barbara N. Lubash, 16,412 shares; and Donald B. Milder, 35,956 shares. The principal address for the Versant Entities is 3000 Sand Hill Road, #4-210, Menlo Park, California 94025. Mr. Colella, as a managing director of Versant Ventures I, LLC, is deemed to have shared voting and investment power with respect to the shares held by the Funds. Mr. Colella disclaims beneficial ownership of the shares held by the Versant Entities, except to the extent of his pecuniary interest therein.

(6)
Includes options to purchase 39,187 shares of common stock that are exercisable within 60 days of April 16, 2012.

(7)
Includes options to purchase 58,846 shares of common stock that are exercisable within 60 days of April 16, 2012.

(8)
Includes options to purchase 57,750 shares of common stock that are exercisable within 60 days of April 16, 2012.

(9)
Includes options to purchase 268,618 shares of common stock that are exercisable within 60 days of April 16, 2012. Also includes 36,113 shares held by the Baker Charitable Remainder Trust and 66,343 shares held by the Joffre and Diana J. Baker 1998 Trust. Dr. Baker and his wife are trustees and beneficiaries of both trusts. Does not include 5,000 RSUs that will remain unvested within 60 days of April 16, 2012.

(10)
Includes options to purchase 285,517 shares of common stock that are exercisable within 60 days of April 16, 2012. Does not include 11,200 RSUs that will remain unvested within 60 days of April 16, 2012.

(11)
Includes options to purchase 273,029 shares of common stock that are exercisable within 60 days of April 16, 2012. Also includes 255,656 shares held in a family trust, of which Ms. Popovits is a trustee and 14,770 shares held in a trust for Ms. Popovits' son, of which Ms. Popovits is trustee. Does not include 16,667 RSUs that will remain unvested within 60 days of April 16, 2012.

(12)
Includes options to purchase 141,666 shares of common stock that are exercisable within 60 days of April 16, 2012. Also includes 3,466 shares held for the benefit of Dr. Scott's children, of which Dr. Scott's sister is trustee. Does not include 7,600 RSUs that will remain unvested within 60 days of April 16, 2012.

(13)
Includes options to purchase 79,937 shares of common stock that are exercisable within 60 days of April 16, 2012. Does not include 6,600 RSUs that will remain unvested within 60 days of April 16, 2012.

(14)
Includes options to purchase 218,618 shares of common stock that are exercisable within 60 days of April 16, 2012. Does not include 8,700 RSUs that will remain unvested within 60 days of April 16, 2012.

(15)
Includes options to purchase 1,571,668 shares of common stock that are exercisable within 60 days of April 16, 2012. Does not include 55,767 RSUs that will remain unvested within 60 days of April 16, 2012.

 Report of the Audit Committee

        The Audit Committee operates under a written charter adopted by the board of directors. A link to the Audit Committee Charter is available on our website at www.genomichealth.com. All members of the Audit Committee meet the independence standards established by The NASDAQ Stock Market.

        The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management's implementation of Genomic Health's financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of the Company's internal control over financial reporting. Management is responsible for the financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and of the effectiveness of the Company's internal control over financial reporting.

        In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2011 with Genomic Health's management and the independent registered public accounting firm.

        The Audit Committee has discussed issues deemed significant by the independent registered public accounting firm, including those required by AICPA Professional Standards, Vol. 1, AU section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm's independence.

        The Audit Committee has discussed with Genomic Health's independent registered public accounting firm, with and without management present, their evaluations of Genomic Health's internal control over financial reporting and the overall quality of Genomic Health's financial reporting.

        In reliance on the reviews and discussion with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in Genomic Health's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC. The Audit Committee has appointed Ernst & Young LLP to serve as Genomic Health's independent registered public accounting firm for the 2012 fiscal year.

Audit Committee
Randall S. Livingston Fred E. Cohen, M.D., D.Phil. Ginger L. Graham

 Proposal 2

Non-binding Advisory Vote on Executive Compensation

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are designed to attract and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term corporate objectives, and the creation of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the 2011 compensation of our named executive officers.

        We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is advisory, which means that the vote on executive compensation is not binding on us, our board of directors or the Compensation Committee of the board of directors. This vote is not intended to address any specific item of compensation, but rather the vote relates to the compensation of our named executive officers as a whole, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

          "RESOLVED, that the Company's stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

        Your board of directors recommends a vote FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers.

 Proposal 3

Ratification of the Appointment of Independent Registered Public Accounting Firm

        The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. Ernst & Young LLP has audited our financial statements since our inception in 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

        Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended December 31, 2011 and 2010 were as follows:

Services Provided	2011	2010
Audit	$719,000	$728,000
Audit-related	—	—
Tax	112,000	116,000
All Other	—	—

	$831,000	$844,000

        Audit.    For the years ended December 31, 2011 and 2010, audit fees were for the integrated audits of our annual financial statements and our internal control over financial reporting and the review of quarterly financial statements included in our quarterly reports on Form 10-Q. For the year ended December 31, 2010, audit fees also included work related to our S-3 filing.

        Tax.    For the years ended December 31, 2011 and 2010, tax fees were for the preparation of our tax returns, tax planning, tax consulting services, and consultation and assistance with establishing foreign subsidiaries, including transfer pricing, foreign tax guidance, expatriate services and other international tax matters.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services. All of the services in 2010 and 2011 were pre-approved.

        During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm's independence, including compliance with rules and regulations of the SEC.

        Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

        Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select a different independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.

        Your board of directors recommends a vote FOR ratification of Ernst & Young LLP as our independent registered public accounting firm.

 Stockholder Proposals for the 2013 Annual Meeting

        If a stockholder wishes to present a proposal to be considered for inclusion in our proxy statement for the 2013 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by Genomic Health's Secretary no later than December 27, 2012. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

        A stockholder proposal not included in our proxy statement for the 2013 Annual Meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder's notice not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year's annual meeting; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year's annual meeting, we must have received the stockholder's notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 7th day following the earlier of the day on which notice of the annual meeting date was mailed or the day of the first public announcement of the annual meeting date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder's notice described above. The stockholder's notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

        Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2011, except for the following: a Form 4 for Mr. Schorno due on January 18, 2011 that was filed on January 19, 2011; a Form 4 for Ms. Popovits that was filed on January 19, 2011 and was amended on February 16, 2011 to correct an error; a Form 4 for Dr. Scott that was filed on January 31, 2011 and was amended on May 11, 2011 to correct an error; a Form 4 for Ms. Popovits that was filed on March 16, 2011 and was amended on April 18, 2011 to correct an error; a Form 4 for Mr. Cole that was filed on August 10, 2011 and was amended on September 7, 2011 to correct an error; and a Form 4 for Dr. Scott that was due on October 12, 2011 but was inadvertently not filed until November 22, 2011.

 Other Matters

        Your board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise in your proxy instructions.

        Whether or not you intend to be present at the Annual Meeting, we urge you to vote by signing and mailing the enclosed proxy or voting by telephone or the Internet promptly.

By Order of the Board of Directors

G. Bradley Cole Chief Operating Officer and Secretary

Redwood City, California
April 26, 2012

        Our Annual Report on Form 10-K for the year ended December 31, 2011 has been mailed with this Proxy Statement. We will provide copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such requests in writing to Secretary, Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063. The request must include a representation by the stockholder that, as of April 16, 2012, the stockholder was entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K and exhibits are also available at www.genomichealth.com.

GENOMIC HEALTH, INC. ATTN: PATTY DUMOND 301 PENOBSCOT DRIVE REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com

Use the Internet  to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting  date.  Have your proxy card in hand  when  you access the web site and follow the instructions  to obtain  your records and to create  an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials,  you can  consent  to  receiving all future  proxy statements,   proxy cards and  annual  reports  electronically via e-mail or the  Internet.  To sign up for electronic  delivery, please  follow the  instructions  above  to vote using the Internet and, when prompted,  indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone   telephone   to  transmit  your voting  instructions  up  until 11:59 p.m. Eastern Time the day before the cut-off date or meeting  date. Have your proxy card in hand when you call and then  follow the instructions.

VOTE BY MAIL

Mark,  sign  and  date  your  proxy card  and  return  it in the  postage-paid envelope  we have provided or return  it to Vote Processing, c/o Broadridge, 51 Mercedes  Way, Edgewood,  NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46550-P22668	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED	DETACH AND RETURN THIS PORTION ONLY

GENOMIC HEALTH, INC.				For	Withhold	For All	To withhold authority to vote for any individual
				All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote							number(s) of the nominee(s) on the line below
FORthe following:				0	0	0
1.	Election of Directors

	01)	Kimberly J. Popovits	05)	Samuel D. Colella
	02)	Randal W. Scott, Ph.D.	06)	Ginger L. Graham
	03)	Julian C. Baker	07)	Randall S. Livingston
	04)	Fred E. Cohen, M.D., D.Phil	08)	Woodrow A. Myers, Jr., M.D.

The Board of Directors recommends you vote FOR the following proposals:									For	Against	Abstain

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers.								0	0	0

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.								0	0	0

NOTE: In his or her discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponements or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator,  or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation  or partnership,  please sign in full corporate  or partnership  name by authorized  officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M46551-P22668

GENOMIC HEALTH, INC.

Annual Meeting of Stockholders

June 7, 2012 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby authorizes Randal W. Scott, Kimberly J. Popovits and G. Bradley Cole, and each of them, as proxies of the undersigned, with full power of substitution, to represent and vote the shares of common stock of Genomic Health, Inc. (“Genomic Health”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Genomic Health to be held at Seaport Center, 459 Seaport Court, Redwood City, California on June 7, 2012 at 10:00 a.m. (Pacific Time), and at any and all postponements or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal 1, the election of all of the nominees for director, FOR Proposal 2, the approval, on a non-binding advisory basis, of the compensation of our named executive officers and FOR Proposal 3, the ratification of the appointment of Er nst & Young LLP as our independent registered public accounting firm for 2012 and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith. Please mark, sign, date and mail this proxy card promptly, using the enclosed envelope.

Continued and to be signed on reverse side

QuickLinks

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2012.
The Proxy Statement and Annual Report are available at www.proxydocs.com/ghdx
Information Concerning Voting and Solicitation
Questions and Answers About the Proxy Materials and the Annual Meeting
IMPORTANT
Proposal 1 Election of Directors
Executive Compensation
Security Ownership of Certain Beneficial Owners and Management
Report of the Audit Committee
Proposal 2 Non-binding Advisory Vote on Executive Compensation
Proposal 3 Ratification of the Appointment of Independent Registered Public Accounting Firm
Stockholder Proposals for the 2013 Annual Meeting
Section 16(a) Beneficial Ownership Reporting Compliance
Other Matters